Exhibit 99.1

LSC COMMUNICATIONS ADDRESSES NYSE LISTING STANDARDS

Chicago, November 26, 2019 – LSC Communications, Inc. (NYSE: LKSD) (“LSC”) announced today that it received notification from the New York Stock Exchange (NYSE) on November 20, 2019, that the Company is no longer in compliance with NYSE continued listing criteria, which require listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30 trading-day period.

In accordance with NYSE rules, the Company has a period of six months from receipt of the notice to regain compliance with the NYSE’s minimum share price requirement, or until the Company’s next annual meeting of stockholders if stockholder approval is required to cure the share price non-compliance, as would be the case to effectuate a reverse stock split. Under NYSE rules, the Company’s common stock will continue to be listed and trade on the NYSE during this period, subject to the Company’s compliance with other NYSE continued listing requirements. The Company plans to notify the NYSE within 10 business days of receipt of the notification of its intent to cure the deficiency. The Company is in compliance with all other NYSE continued listing standard rules.

The Company intends to pursue measures to cure the share price non-compliance. The Company is considering its options, which include a reverse stock split of the Company’s common stock that would be subject to stockholder approval no later than at its next annual meeting of stockholders if such action is necessary to cure the share price non-compliance.

The NYSE notification does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements, and it does not conflict with or cause an event of default under any of the Company’s material debt or other agreements

About LSC Communications

With a rich history of industry experience, innovative solutions and service reliability, LSC Communications (NYSE: LKSD) is a global leader in print and digital media solutions. Our traditional and digital print-related services and office products serve the needs of publishers, merchandisers and retailers around the world. With advanced technology and a consultative approach, our supply chain solutions meet the needs of each business by getting their content into the right hands as efficiently as possible.

For more information about LSC Communications, visit www.lsccom.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements, including risks associated with the ability of LSC

LSC COMMUNICATIONS ADDRESSES NYSE LISTING STANDARDS

Communications to perform as expected as a separate, independent entity and risks associated with the volatility and disruption of the capital and credit markets, and adverse changes in the global economy. Readers are strongly encouraged to read the full cautionary statements contained in LSC’s filings with the SEC. LSC disclaims any obligation to update or revise any forward-looking statements.

Investor Contact

Michael King, SVP Investor Relations & Finance

E-mail: investor.relations@lsccom.com

Tel: 773.272.9275